EXHIBIT 10.3
AGREEMENT AND PLAN OF MERGER
by and between
KENSINGTON BANKSHARES, INC.
and
THE BANC CORPORATION
dated as of
March 6, 2006

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 6th day of March, 2006, by and between KENSINGTON BANKSHARES, INC.  (“Acquired Corporation”), a Florida corporation, and THE BANC CORPORATION (“Buyer”), a Delaware corporation.

WITNESSETH

WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, First Kensington Bank (the “Bank”), with its principal office in Tampa, Florida;

WHEREAS, Buyer is a thrift holding company with a Subsidiary federal savings bank in Alabama and Florida;

WHEREAS, Acquired Corporation wishes to merge with Buyer; and

WHEREAS, it is the intention of Buyer and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, as defined herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1

Name

1.1  Name.  The name of the corporation resulting from the Merger shall be “The Banc Corporation”, or such other name as Buyer shall have adopted as of the Effective Date.

ARTICLE 2

Merger — Terms and Conditions

2.1  Applicable Law.  On the Effective Date, Acquired Corporation shall be merged with and into Buyer (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and, to the extent applicable, the FBCA. The offices and facilities of Acquired Corporation and of Buyer shall become the offices and facilities of the Resulting Corporation.

2.2  Corporate Existence.  On the Effective Date, the corporate existence of Acquired Corporation and of Buyer shall, as provided in the DGCL and the FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and Buyer. All rights, franchises and interests of Acquired Corporation and Buyer, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and Buyer, respectively, on the Effective Date.

2.3  Certificate of Incorporation and Bylaws.  On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of Buyer as they exist immediately before the Effective Date.

2.4  Resulting Corporation’s Officers and Board.  The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Buyer as of the Effective Date. Buyer agrees that after the Effective Date but not later than December 31, 2006, it will cause to be appointed to such board one individual who shall (a) be representative of the Resulting Corporation’s Tampa-area market, (b) be mutually satisfactory to Buyer’s board of directors and to a majority of the individuals who are members of Acquired Corporation’s board of directors as of the business day prior to the Effective Date and (c) be selected in accordance with applicable Law and subject to approval by any applicable Agency.

2.5  Stockholder Approvals.  This Agreement shall be submitted to the respective stockholders of Acquired Corporation and of Buyer at the Stockholders’ Meetings to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the stockholders of Acquired Corporation and of Buyer as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in Section 2.7 hereof.

2.6  Further Acts.  If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or Buyer, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Buyer and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or Buyer, or otherwise, to take any and all such action.

2.7  Effective Date and Closing.  Subject to the terms of all requirements of Law and the conditions specified in this Agreement the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the “Effective Date”). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of Buyer, in Birmingham, Alabama, at 5:00 p.m. on a date specified by Buyer that shall be as soon as reasonably practicable after the later to occur of the Stockholders Meetings or all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.

2.8  Subsidiary Bank.  Buyer and Acquired Corporation anticipate that, on or after the Effective Date, Buyer’s savings bank Subsidiary, Superior Bank, a federal savings bank, will acquire the Bank by merger, acquisition of assets or otherwise. The exact timing and structure of such acquisition have not been finalized at this time, and Buyer in its discretion will finalize such timing and structure at a later date. Acquired Corporation will cooperate with Buyer, including the call of any special meetings of the board of directors of the Bank and the filing of any regulatory applications, in the execution of appropriate documentation relating to such merger or other transaction. In the event that following the Effective Date the Bank remains a separate legal entity owned by Buyer, Buyer and Acquired Corporation will mutually agree prior to the Effective Date upon which existing members of the board of directors of the Bank, if any, shall remain as directors thereof following the Effective Date. Buyer agrees that it will accept the resignations of any such existing members who desire to resign as such as of the Effective Date.

ARTICLE 3

Conversion of Acquired Corporation Stock

3.1  Conversion of Acquired Corporation Stock.

(a) Subject to the potential adjustment provided for in Section 3.4 below, on the Effective Date, each share of common stock of Acquired Corporation outstanding and held of record by the Acquired Corporation’s stockholders, but excluding shares held by the Acquired Corporation or any of its Subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.6 of this Agreement (the “Acquired Corporation Stock”), shall be converted by operation of law and without any action by any holder thereof into and exchanged for the right to receive 1.60 shares of Buyer’s Common Stock (the “Exchange Ratio”).

(b) On the Effective Date, all outstanding Acquired Corporation Options shall be cancelled and each holder of such options shall be entitled to receive in exchange therefor the right to receive the number of shares of Buyer’s Common Stock equal to the amount resulting when (i) the number of Acquired Corporation Options held by a holder thereof is multiplied by the Per Option Value and (ii) the resulting amount is divided by $11.43; provided, however, that no fractions of shares of Buyer’s Common Stock shall be issued and the number of shares of Buyer’s Common Stock to be issued hereunder, if a fractional share exists, shall equal the number of whole shares obtained by rounding down to the nearest whole share. As used herein, the term “Per Option Value” shall mean (i) $18.2880 less (ii) the exercise price for each share of Acquired Corporation Stock subject to such option. Schedule 3.1 to the Acquired Corporation’s Disclosure Supplement sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.

3.2  Surrender of Acquired Corporation Stock.  As promptly as practicable, but in no case later than fifteen (15) business days after the Effective Date, Buyer (or an exchange agent appointed by Buyer) shall send to each holder of record of shares of Acquired Company Stock outstanding on the Effective Date transmittal materials for use in exchanging the certificates for such shares for certificates for shares of Buyer’s Common Stock into which such shares of Acquired Company Stock have been converted pursuant hereto. Each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive Buyer’s Common Stock shall be entitled, upon surrender to Buyer of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as Buyer may reasonably require and, if Buyer reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as Buyer may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of Buyer’s Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into Buyer’s Common Stock shall for all purposes evidence ownership of the Buyer’s Common Stock into and for which such shares shall have been so converted, except that dividends or other distributions with respect to such Buyer’s Common Stock, if any, shall be held by Buyer until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered. After the Effective Date, there shall be no transfers on the stock transfer books of Acquired Corporation of shares of Acquired Corporation Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions hereof. If after the Effective Date certificates are presented for transfer to Acquired Corporation, they shall be canceled and exchanged for the shares of Buyer’s Common Stock deliverable in respect thereof as determined in accordance with the provisions of this paragraph.

3.3  Fractional Shares.  No fractional shares of Buyer’s Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of Buyer’s Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by Buyer an amount in cash, without interest, in an amount equal to such fractional part of a share of Buyer’s Common Stock multiplied by the closing price per share of Buyer’s Common Stock on NASDAQ on the last business day immediately preceding the Effective Date.

3.4  Adjustments.  In the event that prior to the Effective Date Buyer’s Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the Buyer’s Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of Buyer’s Common Stock into which the Acquired Corporation Stock shall be converted.

3.5  Buyer Stock.  The shares of Common Stock of Buyer issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

3.6  Dissenting Stockholder Rights.  Any stockholder of Acquired Corporation who perfects such stockholder’s dissenters’ rights in accordance with the FBCA shall be entitled to receive from the Resulting Corporation the value of such shares in cash as determined pursuant to the provisions of the FBCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Resulting Corporation the certificate or certificates representing the shares for which payment is being made. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses his or her right to appraisal and payment for his shares of Acquired Corporation Stock, Buyer shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1(a) (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him or her.

ARTICLE 4

Representations, Warranties and Covenants of Buyer

Buyer represents, warrants and covenants to and with Acquired Corporation as follows:

4.1  Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

4.2  Capital Stock.

(a) The authorized capital stock of Buyer consists of (A) 35,000,000 shares of Common Stock, $0.001 par value per share, of which as of December 31, 2005, 22,221,256 shares were validly issued and 19,980,261 shares were outstanding, fully paid and nonassessable under the DGCL and are not subject to preemptive rights (not counting additional shares reserved for issuance pursuant to stock option and other plans and outstanding options issued under such plans or otherwise), and (B) 5,000,000 shares of Convertible Preferred Stock, $0.001 par value per share, none of which is issued and outstanding. The shares of Buyer’s Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable under the DGCL, will have been registered under the 1933 Act and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation.

(b) The authorized capital stock of each Subsidiary of Buyer is validly issued and outstanding, fully paid and nonassessable under the Laws of the jurisdiction in which such Subsidiary is organized, and each Subsidiary is wholly owned, directly or indirectly, by Buyer.

4.3  Taxes.  All Tax returns required to be filed by or on behalf of Buyer have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets contained in the reports described in Section 4.14 are, to the Knowledge of Buyer, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of Buyer accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Buyer may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. Except as disclosed on Schedule 4.3 to Buyer’s Disclosure Supplement, no audit, examination or investigation is presently being conducted or, to the Knowledge of Buyer, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Buyer. Buyer has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, Social Security and employment Tax withholding for all types of compensation).

4.4  No Conflict with Other Instrument.  The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the certificate of incorporation or bylaws of Buyer or the certificate or articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

4.5  Absence of Material Adverse Change.  Since September 30, 2005, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, except as disclosed in Buyer’s SEC Reports.

4.6  Approval of Agreement.  The board of directors of Buyer has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by Buyer of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Subject to (a) the matters referred to in Section 8.2 and (b) approval by the stockholders of Buyer of the Merger and the transactions contemplated by this Agreement, Buyer has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Buyer has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

4.7  Tax Treatment.  Buyer has no present plan to sell or otherwise dispose of any material portion of the Assets of Acquired Corporation, subsequent to the Merger, and Buyer intends to continue the historic business of Acquired Corporation.

4.8  Title and Related Matters.  Buyer has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of Buyer, reflected in the balance sheet dated as of September 30, 2005 incorporated by reference in the SEC Reports, or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business, or, if other than in the ordinary course of business, of a nature and amount not material to the business of Buyer), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Buyer, the material structures and equipment of Buyer comply in all material respects with the requirements of all applicable Laws.

4.9  Subsidiaries.  Each Subsidiary of Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon Buyer and its Subsidiaries considered as one enterprise; the federal savings bank Subsidiary of Buyer has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of Buyer are permitted to subsidiaries of registered thrift holding companies.

4.10  Contracts.  Neither Buyer nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, except for such Defaults, if any, as would not, individually or in the aggregate, have a Material Adverse Effect upon Buyer.

4.11  Litigation.  Except as disclosed in or reserved for in Buyer’s financial statements included in the SEC Reports as of the date of this Agreement, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries

(nor does Buyer have knowledge of any facts which could give rise to any such Litigation) which is reasonably likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is reasonably likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; and all pending legal or governmental proceedings to which Buyer or any Subsidiary is a party or of which any of their properties is the subject, including ordinary routine litigation incidental to the business, are, considered in the aggregate not material.

4.12  Compliance.  Buyer and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of Buyer, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses, including Laws imposing Taxes.

4.13  Registration Statement.  (a) At the time the Registration Statement becomes effective and at the time of the Stockholders’ Meetings, the Registration Statement, including the Buyer Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Buyer Proxy Statement made in reliance upon and in conformity with information furnished in writing to Buyer by Acquired Corporation or any of its representatives expressly for use in the Buyer Proxy Statement or information included in the Buyer Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

(b) At the time of the Stockholders’ Meetings, the Acquired Corporation Proxy Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall only apply to statements in or omissions from the Acquired Corporation Proxy Statement made in reliance upon and in conformity with information furnished in writing to Acquired Corporation by Buyer or any of its representatives expressly for use in the Acquired Corporation Proxy Statement or information included in the Acquired Corporation Proxy Statement regarding the business of Buyer, its operations, Assets and capital.

4.14  SEC Filings and Financial Statements; NASDAQ.  (a) Since December 31, 2003, Buyer has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and SEC rules and regulations thereunder (the “SEC Reports”), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the applicable rules and regulations thereunder. To the Knowledge of Buyer, each member of Buyer’s board of directors has filed all forms, reports and documents with the SEC required to be filed by him pursuant to the federal securities Laws and SEC rules and regulations thereunder. As of their respective dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules, and subject to any subsequent amendments to such SEC Reports) fairly presents the financial condition of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Buyer has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, “material” shall have the meaning of such term as defined under the 1933 Act, the 1934 Act and the rules promulgated thereunder.

(b) The documents incorporated by reference into the Registration Statement, at the time they are filed with the SEC, when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meetings.

(c) Since December 31, 2003, Buyer has filed all forms, reports and documents with NASDAQ required to be filed by it pursuant to the requirements of NASDAQ (the “NASDAQ Reports”), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of NASDAQ. As of their respective dates, none of the NASDAQ Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer is in material compliance with all rules and requirements of NASDAQ applicable to it.

4.15  Form S-4.  The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 will be satisfied with respect to Buyer and the Registration Statement.

4.16  Brokers.  Except for services provided by Sandler O’Neill & Partners, L.P., which has been retained by Buyer and the arrangements with which, including fees, have been disclosed to Acquired Corporation prior to the date hereof, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Buyer directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of Buyer or otherwise in such manner as to give rights to any valid claim against Buyer for finder’s fees, brokerage commissions or other like payments.

4.17  Government Authorization.  Buyer and its Subsidiaries have all Permits that, to the Knowledge of Buyer and its Subsidiaries, are or will be legally required to enable Buyer or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

4.18  Absence of Regulatory Communications.  Except as disclosed in Schedule 4.18 to Buyer’s Disclosure Supplement, neither Buyer nor any of its Subsidiaries is subject to, or has received during the past three years, any written communication directed specifically to it from any Agency to which it is or has been subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

4.19  Disclosure.  No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by Buyer, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

4.20  Absence of Certain Changes or Events.  Since September 30, 2005, neither Buyer nor any of its Subsidiaries has

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing options to purchase shares of Buyer’s common stock under its Third Amended and Restated 1998 Stock Option Plan;

(b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet incorporated by reference in the SEC Reports and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

(e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering Buyer’s business as a whole;

(h) except in the ordinary course of business or as disclosed in the SEC Reports, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering Buyer’s business as a whole;

(i) except in accordance with normal and usual practice or as disclosed in the SEC Reports, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect;

(l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

(m) entered into any other transaction other than in the ordinary course of business; or

(n) agreed, in writing or otherwise, to take any action described in clauses (a) through (m) above.

4.21  Commitments.  Buyer has disclosed in the SEC Reports as of the date of this Agreement all “material contracts” required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

4.22  Litigation.  Buyer has disclosed in the SEC Reports all Litigation required to be disclosed by pursuant to Item 103 of Regulation S-K under the 1933 Act.

4.23  Material Contract Defaults.  Neither Buyer nor any of its Subsidiaries is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations or Assets, or the condition, financial or otherwise, of Buyer and, to the Knowledge of Buyer, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

4.24  No Conflict with Other Instrument.  The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract indenture, mortgage, deed of trust or other material agreement or instrument to which Buyer or any of its Subsidiaries is a party and will not conflict with any provision of the charter or bylaws of Buyer or any of its Subsidiaries.

4.25  Governmental Authorization.  Buyer and its Subsidiaries have all Permits that, to the Knowledge of Buyer, are or will be legally required to enable Buyer and its Subsidiaries to conduct their respective businesses in all material respects as now conducted by Buyer and each of its Subsidiaries.

4.26  Absence of Material Adverse Change.  To the Knowledge of Buyer, since September 30, 2005, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

4.27  Approval of Agreements.  The board of directors of Buyer has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Buyer of this Agreement. Subject to (a) the matters referred to in Section 8.2 and (b) approval by the stockholders of Buyer of the

Merger and the transactions contemplated by this Agreement, Buyer has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the stockholders of Buyer in accordance with this Agreement, Buyer shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

4.28  Loans; Adequacy of Allowance for Loan Losses.  All reserves for loan losses shown on the September 30, 2005 financial statements of Buyer incorporated by reference in the SEC Reports are adequate in all material respects. Buyer has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. To the Knowledge of Buyer, each loan reflected as an Asset on the financial statements of Buyer is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. Buyer does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed to Acquired Corporation, to the Knowledge of Acquired Corporation, it has no material loans that are delinquent in payment for more than 30 days, substandard, doubtful, loss, or nonperforming.

4.29  Environmental Matters.  Buyer and each of its Subsidiaries are in material compliance with all Environmental Laws, and Buyer has no Knowledge that Buyer or any of its Subsidiaries has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to Buyer or any of its Subsidiaries. To the Knowledge of Buyer, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Buyer, with respect to Assets of Buyer or any of its Subsidiaries, including any Loan Property of any material loan, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has participated in the management of any property of any third party including without limitation any Loan Property. Moreover, to the Knowledge of Buyer, neither Buyer nor any of its Subsidiaries has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which have not been obtained.

4.30  Labor Disputes.  To the Knowledge of Buyer, Buyer and each of its Subsidiaries is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Neither Buyer nor any of its Subsidiaries is or has been engaged in any unfair labor practice, and, to the Knowledge of Buyer, no unfair labor practice complaint against Buyer or any of its Subsidiaries is pending before the National Labor Relations Board. Relations between management of Buyer and its Subsidiaries and the employees are amicable and there have not been, nor to the Knowledge of Buyer, are there presently, any attempts to organize employees, nor to the Knowledge of Buyer, are there plans for any such attempts.

4.31  Derivative Contracts.  Neither Buyer nor any of its Subsidiaries is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Buyer’s September 30, 2005 financial statements incorporated by reference in the SEC Reports which is a financial derivative contract (including various combinations thereof). With respect to all agreements currently outstanding pursuant to which Buyer or any of its Subsidiaries has purchased securities subject to an agreement to resell, Buyer or such Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Buyer or any of its Subsidiaries has sold securities subject to an agreement to repurchase, neither Buyer nor any of its Subsidiaries has pledged collateral in excess of the amount of the debt secured thereby. Neither Buyer nor any of its Subsidiaries has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

4.32  Accounting, Tax and Regulatory Matters.  Neither Buyer nor any of its Subsidiaries has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Agencies referred to in subsection 8.2 of this Agreement.

4.33  Opinion of Counsel.  Buyer has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.4.

4.34  Transactions with Management.  Buyer has disclosed in the SEC Reports as of the date of this Agreement all matters required to be disclosed pursuant to Item 404 of Regulation S-K under the 1933 Act, “Certain Relationships and Related Transactions”.

4.35  Accounting Controls.  Buyer and its Subsidiaries have devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors of Buyer and the duly authorized executive officers of Buyer or the applicable Subsidiary of Buyer; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to Buyer or the applicable Subsidiary of Buyer or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material Assets of Buyer and its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors of Buyer and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

4.36.  Deposit Insurance.  The deposit accounts of Superior Bank are insured by the FDIC in accordance with the provisions of the FDIC Act. Superior Bank has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.

ARTICLE 5

Representations, Warranties and Covenants of Acquired Corporation

Acquired Corporation represents, warrants and covenants to and with Buyer, as follows:

5.1  Organization.  Acquired Corporation is a Florida corporation, and the Bank is a Florida state-chartered bank. Each is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

5.2  Capital Stock.  As of December 31, 2005, the authorized capital stock of Acquired Corporation consisted of 10,000,000 shares of common stock, $.01 par value per share, 3,710,500 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable under the FBCA and not subject to preemptive rights. Acquired Corporation has 328,750 shares of its common stock subject to exercise at any time pursuant to stock options under its stock option plans. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of Acquired Corporation Options.

5.3  Subsidiaries.  Acquired Corporation has no direct Subsidiaries other than the Bank, and there are no Subsidiaries of the Bank. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of December 31, 2005, there were 1,000,000 shares of the common stock, par value $10.25 per share, authorized of the Bank, 740,000 of which are issued and outstanding and wholly owned by Acquired Corporation. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

5.4  Financial Statements; Taxes.  (a) Acquired Corporation has delivered to Buyer copies of the following financial statements of Acquired Corporation:

(i) Consolidated statements of financial condition as of December 31, 2003, 2004 and 2005;

(ii) Consolidated statements of income for each of the three years ended December 31, 2003, 2004 and 2005;

(iii) Consolidated statements of stockholders’ equity for each of the three years ended December 31, 2003, 2004 and 2005; and

(iv) Consolidated statements of cash flows for the three years ended December 31, 2003, 2004 and 2005.

All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such financial statements presents fairly as of its date the financial condition and results of operations of Acquired Corporation for the year then ended. Except as and to the extent reflected or reserved against in such financial statements (including the notes thereto), Acquired Corporation did not have, as of the date of such financial statements, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in financial statements or the notes thereto.

(b) Except as set forth on Schedule 5.4(b) to Acquired Corporation’s Disclosure Supplement, all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid or will be paid before the date on which they would be delinquent. The amounts recorded for Taxes on the financial statements provided under Section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) To the Knowledge of the Acquired Corporation, each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, Social Security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

5.5  Absence of Certain Changes or Events.  Except as set forth on Schedule 5.5 to Acquired Corporation’s Disclosure Supplement, since December 31, 2005, no Acquired Corporation Company has

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options;

(b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in Section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

(e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

(h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

(i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect;

(l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

(m) entered into any other transaction other than in the ordinary course of business; or

(n) agreed, in writing or otherwise, to take any action described in clauses (a) through (m) above.

Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of Buyer, will do any of the things listed in clauses (a) through (n) of this Section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract wherein either the Acquired Corporation Company has an obligation to pay or the other party thereto has an obligation to provide goods or services, in either case in excess of $15,000 during the term thereof, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of Buyer. Buyer consents to the Bank making provision for the payment of bonus compensation to its employees and non-director officers in an aggregate amount not to exceed $100,000 on or before the Effective Date.

5.6  Title and Related Matters.

(a) Title. Each Acquired Corporation Company has good and marketable title to all Assets that are material to the business of Acquired Corporation, reflected in the most recent financial statement referred to in Section 5.4(a)(i), or acquired after the date of such financial statement (except Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

(b) Leases. Schedule 5.6(b) to Acquired Corporation’s Disclosure Supplement sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee, all of which are in full force and effect and under which no breach or Default on the part of such Acquired Corporation Company or, to the Knowledge of Acquired Corporation, any other party has occurred or is continuing.

(c) Depreciation Schedule. Schedule 5.6(c) to Acquired Corporation’s Disclosure Supplement sets forth a depreciation schedule for financial reporting purposes of each Acquired Corporation Company’s fixed Assets as of December 31, 2005.

(d) Computer Hardware and Software. Schedule 5.6(d) to Acquired Corporation’s Disclosure Supplement contains a description of all material agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation has no Knowledge of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Except as set forth in Schedule 5.6(d) to Acquired Corporation’s Disclosure Supplement, each applicable Acquired Corporation Company owns or has the uncontested right, and after the Effective Date will continue to own or have the uncontested right, to use all such computer software and hardware.

5.7  Commitments.  Except as set forth in Schedule 5.7 to Acquired Corporation’s Disclosure Supplement or in the most recent financial statements referred to in Section 5.4(a), no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, except for such agreements for borrowing made in the ordinary course of business, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, letters of credit and guaranties made in the ordinary course of business, (v) consulting Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) any Contract (A) which limits the freedom of any of the Acquired Corporation Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any Acquired Corporation Company; or (ix) other Contract, agreement or other commitment which involves the payment by any Acquired Corporation Company of amounts aggregating $50,000 or more in any twelve-month period or is otherwise material to the business, operations, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed will be made available to Buyer for inspection.

5.8  Charter and Bylaws.  Schedule 5.8 to Acquired Corporation’s Disclosure Supplement contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date without the prior written consent of Buyer.

5.9  Litigation; Compliance with Laws.  There is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Corporation, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. Except as disclosed in Schedule 5.9 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its Assets and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

5.10  Material Contract Defaults.  Except as disclosed on Schedule 5.10 to Acquired Corporation’s Disclosure Supplement, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

5.11  No Conflict with Other Instrument.  Upon the receipt of all required Consents, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract indenture, mortgage, deed of trust, lease identified on Schedule 5.6(b) to Acquired Corporation’s Disclosure Schedule or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

5.12  Governmental Authorization.  Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

5.13  Absence of Regulatory Communications.  Except as provided in Schedule 5.13 to Acquired Corporation’s Disclosure Supplement, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is or has been subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

5.14  Absence of Material Adverse Change.  To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under Section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

5.15  Insurance.  Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company, and all of which are identified on Schedule 5.15 to Acquired Corporation’s Disclosure Supplement. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

5.16  Pension and Employee Benefit Plans.

(a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16 to Acquired Corporation’s Disclosure Supplement, no Acquired Corporation Company sponsors or otherwise maintains a “pension plan” within the meaning of Section 3(2) of ERISA or any other retirement plan other than the First Kensington Bank 401(k) Plan effective as of January 1, 2002 of Acquired Corporation that is intended to qualify under Section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company. No Acquired Corporation Company has any Liability to the Pension Benefit Guaranty Corporation. No Acquired Corporation Company is a party to, or otherwise bound by or subject to, any multi-employer plan.

(b) To the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

5.17  Buy-Sell Agreement.  To the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

5.18  Brokers.  Except for services provided by Alex Sheshunoff & Co., which has been retained by Acquired Corporation and the arrangements with which, including fees, have been disclosed to Buyer prior to the date hereof, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with Buyer and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder’s fee, brokerage commission or other like payment.

5.19  Approval of Agreements.  The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to (a) the matters referred to in Section 8.2 and (b) approval by the stockholders of Acquired Corporation of the Merger and the transactions contemplated by this Agreement, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

5.20  Disclosure.  No representation or warranty, nor any statement or certificate furnished or to be furnished to Buyer by Acquired Corporation, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

5.21  Registration Statement.  (a) Acquired Corporation shall furnish all information to Buyer with respect to any Acquired Corporation Company including financial statements of Acquired Corporation as Buyer may reasonably request for inclusion in the Registration Statement, the Buyer Proxy Statement and the Buyer’s application for listing on NASDAQ of Buyer’s Common Stock to be registered by the Registration Statement, and such information and financial statements shall satisfy the requirements of SEC Form S-4 and SEC Regulation S-X under the 1933 Act, as applicable.

(b) At the time the Registration Statement becomes effective and at the time of the Stockholders Meetings, the Registration Statement, including the Buyer Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section shall only apply to statements in or omissions from the Buyer Proxy Statement relating to descriptions of the business of Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Buyer Proxy Statement.

(c) At the time of the Stockholders’ Meetings, the Acquired Corporation Proxy Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Acquired Corporation Proxy Statement made in reliance upon and in conformity with information furnished in writing to Acquired Corporation by Buyer or any of its representatives expressly for use in the Acquired Corporation Proxy Statement or information included in the Acquired Corporation Proxy Statement regarding the business of Buyer, its operations, Assets and capital.

5.22  Loans; Adequacy of Allowance for Loan Losses.  All reserves for loan losses shown on the financial statements of Acquired Corporation for the year ended December 31, 2005 are adequate in all material respects. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. To the Knowledge of Acquired Corporation, each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, it has no material loans that are delinquent in payment for more than 30 days, substandard, doubtful, loss, or nonperforming.

5.23  Environmental Matters.  Except as provided in Schedule 5.23 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the “Environmental Laws”), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property of any material loan, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. No Acquired Corporation Company has participated in the management of any property of any third party including without limitation any Loan Property. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which have not been obtained.

5.24  Transfer of Shares.  Acquired Corporation has no Knowledge of any plan or intention on the part of Acquired Corporation’s shareholders to sell or otherwise dispose of any of the Buyer’s Common Stock to be received by them in the Merger that would reduce such shareholders’ ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

5.25  Collective Bargaining.  There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company’s employees and none of said employees are represented by any union or labor organization.

5.26  Labor Disputes.  To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

5.27  Derivative Contracts.  No Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation’s financial statements delivered under Section 5.4 hereof which is a financial derivative contract (including various combinations thereof). With respect to all agreements currently outstanding pursuant to which any Acquired Corporation Company has purchased securities subject to an agreement to resell, such Acquired Corporation Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any Acquired Corporation Company has sold securities subject to an agreement to repurchase, no Acquired Corporation Company has pledged collateral in excess of the amount of the debt secured thereby. No Acquired Corporation Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

5.28  Accounting, Tax and Regulatory Matters.  No Acquired Corporation Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Agencies referred to in subsection 8.2 of this Agreement.

5.29  Offices.  The headquarters of Acquired Corporation and each other office, branch or facility maintained and operated by each Acquired Corporation Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.29 to Acquired Corporation’s Disclosure Supplement. None of the Acquired Corporation Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.30  Data Processing Systems.  The electronic data processing systems and similar systems utilized in processing the work of each of the Acquired Corporation Companies, including both hardware and software, are wholly within the possession and control of one of the Acquired Corporation Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of Buyer or Buyer’s third party provider.

5.31  Intellectual Property.  Each of the Acquired Corporation Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the Acquired Corporation Companies has received any notice of conflict with respect thereto that asserts the rights of others. The Acquired Corporation Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.31 to Acquired Corporation’s Disclosure Supplement lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the Acquired Corporation Companies. Each of the Acquired Corporation Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

5.32  Administration of Trust Accounts.  The Bank does not possess and does not exercise trust powers.

5.33  Regulatory Approvals.  Acquired Corporation has no Knowledge of any reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.34  Opinion of Counsel.  Acquired Corporation has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 10.4.

5.35  Anti-takeover Provisions.  The provisions of Section 607.0901 and Section 607.0902 of the FBCA do not apply to Acquired Corporation. Except for state and/or federal bank regulatory change in control Laws, no provisions of an anti-takeover nature contained in their respective organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “control share acquisition” or similar Laws (“Takeover Laws”) apply to Acquired Corporation, this Agreement or the Merger.

5.36  Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of the Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, (c) the agreements designated on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, (d) obligations under employee benefit plans of the Acquired Corporation Companies set forth in Schedule 5.16 to Acquired Corporation’s Disclosure Supplement and (e) any other items described on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the Acquired Corporation Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.37  Deposits.  Except as set forth on Schedule 5.37 to Acquired Corporation’s Disclosure Supplement, none of the deposits of the Bank are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitation, arrangements for “sweeps” of business deposit accounts and similar actions taken in the ordinary course of business), and other than deposits of Acquired Corporation no portion of deposits of the Bank represents a deposit of any other Acquired Corporation Company.

5.38  Accounting Controls.  Each of the Acquired Corporation Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable Acquired Corporation Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable Acquired Corporation Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material Assets of each of the Acquired Corporation Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

5.39  Deposit Insurance.  The deposit accounts of the Bank are insured by the FDIC in accordance with the provisions of the FDIC Act. The Bank has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.

5.40  Registration Obligations.  Neither of Acquired Corporation or the Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

ARTICLE 6
Additional Covenants

6.1  Additional Covenants of Buyer.  Buyer covenants to and with Acquired Corporation as follows:

(a) Registration Statement and Other Filings. As soon as reasonably practicable after the execution of this Agreement, Buyer shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. Buyer shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities laws in connection with the issuance of the shares of Buyer’s Common Stock upon consummation of the Merger. Copies of all such filings (and any amendments thereto) shall be furnished no less than five (5) business days in advance to Acquired Corporation and its counsel.

(b) Blue Sky Permits. Buyer shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(c) Reports. Buyer shall furnish to Acquired Corporation:

(i) Promptly upon receipt thereof, true and complete copies of all reports prepared by Buyer’s internal audit staff and copies of audit reports, reports on internal control and other reports or comment letters submitted to Buyer by independent auditors in connection with each annual, interim or special audit of the books of Buyer made by such accountants;

(ii) As soon as practicable, copies of all such financial statements and loan reports as it shall provide the members of its board of directors and of such regular and periodic reports as Buyer may file with the SEC or any other Agency; and

(iii) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

(d) No Control of Acquired Corporation by Buyer. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation’s officers and board of directors.

(e) Listing. Prior to the Effective Date, Buyer shall cause the listing of the shares of Buyer’s Common Stock to be issued in the Merger on the NASDAQ or other quotations system on which such shares are primarily traded.

(f) Employee Benefit Matters. On the Effective Date, all employees of any Acquired Corporation Company shall, at Buyer’s option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits under the severance policy of either the Bank or Superior Bank having the greater benefits as of the date of this Agreement (except Gerald K. Archibald and William R. Bender, Jr., who shall resign as employees of the Bank as of the Effective Date). All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate as soon as administratively and financially practicable after the Effective Date in all benefit plans of Superior Bank to the same extent as Superior Bank employees, except as stated otherwise in this Section. Buyer shall continue each existing benefit plans of any Acquired Corporation Company until such benefit plan is replaced with the like benefit plan of Superior Bank. With respect to employee benefits maintained by Buyer or by Superior Bank in which employees of any Acquired Corporation Company participate after the Effective Date, Buyer agrees: (i) to treat service by Acquired Corporation Company employees prior to the Effective Date as service with Buyer or Superior Bank, for eligibility and vesting purposes only, for all retirement, vacation, sick pay, severance and other benefit plans of Superior Bank and (ii) to waive waiting periods and pre-existing condition limitations, if any, as would otherwise be applied to participating employees of an Acquired Corporation Company upon the implementation of such employee benefits constituting “group health plans” within the meaning of Section 5000(b)(i) of the Code. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries. Buyer shall give the required notifications when due pursuant to COBRA to all employees of any Acquired Corporation Company who do not become employees of the Resulting Corporation or its Subsidiaries on the Effective Date and administer all elections of such employees under its “group health plan”.

(g) Indemnification. (i) Subject to the conditions set forth in subsection (ii) hereof, for a period of four years from and after the Effective Time, Buyer shall indemnify and hold harmless each present and former director and/or officer of any Acquired Corporation Company (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative (each, a “Claim”), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that any Acquired Corporation Company would have been permitted to indemnify such person under the FBCA, the articles of incorporation, certificate of incorporation or bylaws of any such Acquired Corporation Company in effect on the date hereof.

(ii) Any Indemnified Party wishing to claim indemnification under this Section 6.1(g) shall notify Buyer within 45 days after the Indemnified Party’s receipt of a notice of any Claim, but the failure to so notify shall not relieve Buyer of any Liability it may have to such Indemnified Party, unless such failure materially prejudices Buyer in the defense of the Claim or otherwise. In the event of any claim (whether arising before or after the Effective Date), (A) Buyer shall have the right to assume the defense thereof, and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefor are received; provided, however, that Buyer shall be obligated pursuant to this Section 6.1(g)(ii)(A) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless the interests of any Indemnified Party conflict with the interests of another Indemnified Party, then, in such event, Buyer shall pay for the counsel for each Indemnified Party having a conflicting interest, (B) the Indemnified Parties will cooperate in the defense of any such matter and (C) Buyer shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided further that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(h) Payment to Acquired Corporation upon Termination. If this Agreement is terminated by Buyer pursuant to Section 13.2 (g) hereof, Buyer covenants and agrees that it shall pay to Acquired Corporation upon demand $420,000 by wire transfer of same-day funds to compensate Acquired Corporation for its direct and indirect costs and expenses (and not as a penalty) in connection with the transactions contemplated by this Agreement, including Acquired Corporation’s management time devoted to negotiation and preparation for the Merger and Acquired Corporation’s loss as a result of the Merger not being consummated.

(i) Transfer of Shares by Affiliate of Acquired Corporation. Neither Buyer nor Buyer’s transfer agent will take any action with respect to the sale of shares of Buyer’s Common Stock after the Effective Date by any affiliate of Acquired Corporation who is not an affiliate of Buyer inconsistent with the opinion of Haskell Slaughter Young & Rediker, LLC, counsel to Buyer, to be delivered pursuant to Section 9.4 hereof.

6.2  Additional Covenants of Acquired Corporation.  Acquired Corporation covenants to and with Buyer as follows:

(a) Operations. Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Corporation shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

(b) Stockholders Meeting; Best Efforts. Acquired Corporation will cooperate with Buyer in the preparation of the Registration Statement and any regulatory filings and will cause a stockholders meeting of Acquired Company’s stockholders to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

(c) Prohibited Negotiations. (i) Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Corporation Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, “Representatives”) retained by an Acquired Corporation Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary as determined by the board of directors of Acquired Corporation to comply with the fiduciary duties of Acquired Corporation’s Board of Directors, no Acquired Corporation Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Corporation Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Corporation may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its fiduciary duties as advised in writing by counsel to such Board of Directors. Acquired Corporation shall promptly notify Buyer orally and in writing in the event that any Acquired Corporation Company receives any inquiry or proposal relating to any such Acquisition Proposal and, unless the board of directors of Acquired Corporation determines with the advice of counsel that such action is inconsistent with its fiduciary duties, shall advise Buyer of the identity of the person making such Acquisition Proposal. Acquired Corporation shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Buyer conducted heretofore with respect to any of the foregoing.

(ii) In the event that Acquired Corporation enters into a letter of intent, agreement in principle or definitive agreement regarding an Acquisition Proposal with any third party (other than Buyer or any of its Subsidiaries) prior to the earlier of (i) the Effective Date or (ii) the termination of this Agreement pursuant to Article 13 hereof, or if Acquired Corporation receives an Acquisition Proposal from a third party (other than Buyer and its Subsidiaries) prior to the termination of this Agreement by Buyer pursuant to Section 13.2(b), (c) or (d) or by Acquired Corporation pursuant to Section 13(d) hereof, and the Merger is not closed as contemplated by this Agreement (unless it is not closed because this Agreement has been terminated pursuant to the foregoing Sections of Article 13), Acquired Corporation covenants and agrees that it shall pay to Buyer upon demand an amount equal to $2,100,000 by wire transfer of same-day funds to compensate Buyer for its direct and indirect costs and expenses (and not as a penalty) in connection with the transactions contemplated by this Agreement, including Buyer’s management time devoted to negotiation and preparation for the Merger and Buyer’s loss as a result of the Merger not being consummated. Upon receipt of such payment, this Agreement shall terminate, have no further force or effect and all obligations of Buyer and Acquired Corporation to the other shall be deemed released and discharged, except as provided in Article 11.

(d) Director Recommendation. The members of the Board of Directors of Acquired Corporation agree to vote their shares of Acquired Corporation Stock in favor of and to support publicly the Merger, and to recommend to the stockholders of Acquired Corporation the approval of the Merger.

(e) Stockholder Voting. If requested by Buyer, Acquired Corporation shall as soon as practicable after the date of such request cause each non-director officer of Acquired Corporation who owns 5% or more of the outstanding voting securities of Acquired Corporation, and each director of Acquired Corporation, to execute a Lock-Up and Non-Competition Agreement in substantially the form of Exhibit A hereto.

(f) Financial Statements and Monthly Status Reports. Acquired Corporation shall furnish to Buyer:

(i) As soon as practicable and in any event for the quarterly period ending March 31, 2006 within the time period reasonably to allow Buyer to prepare the Registration Statement and thereafter within 30 days after the end of each quarterly period, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants, including any management letters;

(iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency;

(iv) With reasonable promptness, such additional financial data and information with respect to the loan and investment portfolio of any Acquired Corporation Company as Buyer may reasonably request; and

(v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) any non-compliance with the terms of this Agreement, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened Litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; (d) copies of minutes of any meeting of senior management committee of any Acquired Company including without limitation risk management, technology, operations and similar committees; and (e) monthly financial statements, including a balance sheet and income statement.

(g) Fiduciary Duties. Prior to the Effective Date, Acquired Corporation shall take all necessary steps requested by Buyer or otherwise to ensure that (i) no director or officer (each an “Executive”) of Acquired Corporation shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

(h) Certain Practices. Acquired Corporation shall (i) provide Buyer with copies of its loan authorization sheets five (5) business days prior to the closing of any loan after the date of this Agreement for all loans approved by the Bank in excess of $500,000; (ii) consult with Buyer and advise Buyer of any loan request outside the normal course of business of the Bank, (iii) consult with Buyer in advance on any agreement to make or to permit any amendment or termination of any Contract by or with any Acquired Corporation

Company requiring capital expenditures of more than $25,000, other than capital expenditures associated with the construction, equipping and furnishing of the Spring Hill, Florida and Palm Harbor, Florida office sites; and (iv) consult with Buyer to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and Buyer. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

(i) Environmental Matters. Acquired Corporation will provide access to its banking facilities for purposes of Buyer engaging one or more firms to conduct a Phase I environmental site assessment or transaction screen of each of the banking facilities currently owned or leased by any Acquired Corporation Company. Buyer has requested such inspection and testing in an effort reasonable to determine whether potential liabilities exist relating to Environmental Laws. Buyer will engage any such firms for such purposes within thirty (30) days after the date hereof. Delivery of the Phase I assessments and transaction screens satisfactory to Buyer is an express condition precedent to the consummation of the Merger. Within fifteen days after receipt of these reports, Buyer shall notify Acquired Corporation in writing, with a copy of such assessments and screens, if, in the reasonable judgment of Buyer, any potential liabilities identified in such reports could reasonably be expected to have or result in a Material Adverse Effect on Acquired Corporation and, if so, that it intends to terminate this Agreement based upon the results of such reports; otherwise, the Phase I assessments and transaction screens shall be deemed satisfactory to Buyer.

(j) Insurance. Prior to the Effective Date, Acquired Corporation shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by Acquired Corporation to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date.

ARTICLE 7

Mutual Covenants and Agreements

7.1  Best Efforts, Cooperation.  Subject to the terms and conditions herein provided, Buyer and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

7.2  Press Release.  Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

7.3  Mutual Disclosure.  Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

7.4  Access to Properties and Records.  Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and

Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

7.5  Notice of Adverse Changes.  Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 8

Conditions to Obligations of all Parties

The obligations of Buyer and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

8.1  Approval by Shareholders.  At the Stockholders’ Meetings, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the respective holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation and of Buyer as is required by applicable Law and Acquired Corporation’s articles of incorporation and bylaws and Buyer’s certificate of incorporation and bylaws.

8.2  Regulatory Authority Approval.  (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to Buyer and Acquired Corporation, shall have been entered by the Office of Thrift Supervision and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement; and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of either Buyer or Acquired Corporation would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

8.3  Litigation.  There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

8.4  Registration Statement.  The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of Buyer’s Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state law.

8.5  Tax Opinion.  Buyer and Acquired Corporation shall have received an opinion of Balch & Bingham LLP, in form and substance reasonably satisfactory to Acquired Corporation and Buyer to the effect that (i) the Merger will constitute a “reorganization” within the meaning of Section 368 of the Code; (ii) no gain or loss will be recognized by Buyer or Acquired Corporation; (iii) no gain or loss will be recognized by the shareholders of Acquired Corporation who receive shares of Buyer’s Common Stock except to the extent of any taxable “boot” received by such persons from Buyer, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the Buyer’s Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the Buyer’s Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of Buyer’s Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Buyer’s Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation Stock was a capital asset in his or her hands as of the Effective Date).

ARTICLE 9

Conditions to Obligations of Acquired Corporation

The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

9.1  Representations, Warranties and Covenants.  Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date (and without regard to any qualifications in such representations and warranties relating to materiality), and Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

9.2  Adverse Changes.  There shall have been no changes after September 30, 2005 in the results of operations, Assets, Liabilities, financial condition or affairs of Buyer which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Buyer which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

9.3  Closing Certificate.  In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of Buyer dated as of the Closing certifying that:

(a) the Board of Directors of Buyer has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) each person executing this Agreement on behalf of Buyer is an officer of Buyer holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(c) the certificate of incorporation and bylaws of Buyer referenced in Section 4.4 hereof remain in full force and effect;

(d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting Buyer or the business, prospects, condition (financial or otherwise), or Assets of Buyer which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

(e) to such persons’ knowledge, the Buyer Proxy Statement delivered to Buyer’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Buyer Proxy Statement); and

(f) the conditions set forth in Article 8 and this Article 9 have been satisfied insofar as they relate to Buyer.

9.4  Opinion of Counsel.  Acquired Corporation shall have received an opinion of Balch & Bingham LLP, counsel to Buyer, dated as of the Closing, in form and substance as set forth in Exhibit 9.4 hereto. Such counsel may rely on representations and certificates of officers and directors of Buyer and certificates of public officials. The opinion of counsel to Buyer shall also be subject to reasonable and customary qualifications. In addition, Acquired Corporation shall have received an opinion of Haskell Slaughter Young & Rediker, LLC, counsel to Buyer, dated as of the Closing, to the effect that, assuming the Registration Statement has become effective, Rule 145(d)(1) under the 1933 Act shall be applicable to any person who was an “affiliate” (as defined in the 1933 Act) of Acquired Corporation prior to the Merger and who will not be an “affiliate” of Buyer following the Merger, with the result that the holding periods of Rule 145(d)(2) and 145(d)(3) shall not be applicable to such persons.

9.5  Fairness Opinion.  Acquired Corporation shall have received prior to the mailing of the Acquired Corporation Proxy Statement, but no earlier than five (5) business days prior to the mailing, from Alex Sheshunoff & Co. a letter (acceptable in form to Acquired Corporation) reconfirming as of such date its written opinion as of or prior to the date of this Agreement, that the Exchange Ratio is fair to the stockholders of Acquired Corporation from a financial point of view, and such opinion shall not have been withdrawn prior to or as of the Effective Date.

9.6  NASDAQ Listing.  The shares of Buyer’s Common Stock to be issued under this Agreement shall have been approved for listing on the NASDAQ.

9.7  Support for Legal Opinion.  There shall have been furnished to counsel for Acquired Corporation delivering the opinion under Section 10.4 certified copies of such corporate records of Buyer and copies of such other documents as such counsel may reasonably have requested for such purpose.

9.8  Material Events.  There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NASDAQ or any other exchange on which Buyer’s Common Stock may be traded.

9.9  Other Matters.  On the Effective Date, (a) Superior Bank will have a CAMELS rating of at least “2” and a Compliance Rating and Community Reinvestment Act rating of at least “Satisfactory; and (b) the results of any regulatory exam of Buyer and Superior Bank will be reasonably satisfactory to Acquired Corporation.

ARTICLE 10

Conditions to Obligations of Buyer

The obligations of Buyer to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as Buyer may waive such conditions in writing:

10.1  Representations, Warranties and Covenants.  Notwithstanding any investigation made by or on behalf of Buyer, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date (and without regard to any qualifications in such representations and warranties relating to materiality), and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

10.2  Adverse Changes.  There shall have been no changes after the date of the most recent balance sheet provided under Section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the laws governing the business of Acquired Corporation which would impair Buyer’s rights pursuant to this Agreement.

10.3  Closing Certificate.  In addition to any other deliveries required to be delivered hereunder, Buyer shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

(a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

(c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in Section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

(e) to such persons’ knowledge, the Acquired Corporation Proxy Statement delivered to Acquired Corporation’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Buyer for inclusion in such Acquired Corporation Proxy Statement); and

(f) the conditions set forth in Article 8 and this Article 10 have been satisfied insofar as they relate to Acquired Corporation.

10.4  Opinion of Counsel.  Buyer shall have received an opinion of Coleman, Talley, Newbern, Kurrie, Preston & Holland, LLP, counsel to Acquired Corporation, dated as of the Closing, as set forth in Exhibit 10.4 hereto. Such counsel may rely on representations and certificates of officers and directors of Acquired Corporation and certificates of public officials.

The opinion of counsel to Acquired Corporation shall also be subject to reasonable and customary qualifications.

10.5  Controlling Shareholders.  Acquired Corporation shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” of Acquired Corporation (for purposes of Rule 145 under the 1933 Act) to deliver to Buyer as soon as practicable after the date hereof, but in no event after the date of the Acquired Corporation’s Stockholders Meeting, a written agreement (in form and substance as set forth on Exhibit 10.5 hereto), providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of the shares of Buyer’s Common Stock to be received by such “affiliate” upon the Effective Date, except in compliance with the applicable provisions of the 1933 Act, SEC Rule 145(d) and other rules and regulations of the SEC as may be applicable. Acquired Corporation acknowledges that the certificates of Buyer’s Common Stock issued to such “affiliates” of Acquired Corporation will bear an appropriate legend reflecting the agreement described above.

10.6  Support for Legal Opinions.  There shall have been furnished to counsel for Buyer delivering the opinions under 8.5 and Section 10.4 certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

10.7  [Reserved]

10.8  Material Events.  There shall have been no determination by the board of directors of Buyer that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NASDAQ or any exchange on which Buyer’s Common Stock may be traded.

10.9  Fairness Opinion.  Buyer shall have received prior to the mailing, but no earlier than five (5) business days prior to the mailing, of the Buyer Proxy Statement from Sandler O’Neill & Partners, L.P. a letter (acceptable in form to Buyer) setting forth its opinion (or reconfirming any earlier opinion thereof) that the Exchange Ratio is fair to the stockholders of Buyer from a financial point of view, and such opinion shall not have been withdrawn prior to or as of the Effective Date.

10.10  Other Matters.  On the Effective Date, (a) the Bank will have a CAMELS rating of at least “2” and a Compliance Rating and Community Reinvestment Act rating of at least “Satisfactory; (b) the results of any regulatory exam of any Acquired Corporation Company will be reasonably satisfactory to Buyer; (c) each of the executive officers and directors of each Acquired Corporation Company will have delivered a letter to Buyer to the effect that such person is not aware of any claims he or she might have against Buyer other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer; (d) Acquired Corporation shall have taken all actions deemed reasonably necessary by Buyer in order to effect the cancellation and other transactions with respect to the Acquired Corporation Options contemplated by Section 3.1(b) hereof; and (e) Acquired Corporation shall have complied, to the reasonable satisfaction of Buyer, with respect to any applicable reporting obligations to any Agency prior to the Effective Date, or shall have obtained all necessary Consents from any applicable Agency (or waivers, if applicable) in such respect.

ARTICLE 11

Termination of Representations and Warranties

All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 7.4, and Sections 7.2, 6.2(c)(ii), 13.3, Article 11, Article 12, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Schedules to a Disclosure Supplement attached hereto (including any exhibits to such Schedules) are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

ARTICLE 12

Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

(a) If to Acquired Corporation to: Gerald K. Archibald, Chairman and Chief Executive Officer, Kensington Bankshares, Inc., 13246 North Dale Mabry Highway, Tampa, FL 33264, facsimile 813-961-0444, with copies to Stanley H. Pollock, Coleman, Talley, Newbern, Kurrie, Preston & Holland, LLP, 7000 Central Parkway, N.E.,

Suite 1150, Atlanta, GA 30328-4579, facsimile, 770-698-9729, or as may otherwise be specified by Acquired Corporation in writing to Buyer.

(b) If to Buyer, to Marvin Scott, President, 17 North 20th Street, Birmingham, AL 35203, facsimile 205-327-3611, with copies to Stephen A. Yoder, Balch & Bingham LLP, 1901 Sixth Avenue North, Birmingham, AL 35203, facsimile 205-488-5645, or as may otherwise be specified in writing by Buyer to Acquired Corporation.

ARTICLE 13

Amendment or Termination

13.1  Amendment.  This Agreement may be amended by the mutual consent of Buyer and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation.

13.2  Termination.  This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

(a) by the mutual consent of the respective boards of directors of Acquired Corporation and Buyer;

(b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement (determined without regard to any qualifications regarding materiality which may be contained in such representation or warranty) which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability, to refuse to consummate the Merger under the standard set forth in Section 10.1 of this Agreement in the case of Buyer and Section 9.1 of this Agreement in the case of Acquired Corporation;

(c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Corporation or Article 10 as to Buyer shall not have been satisfied in full;

(d) by the board of directors of either Buyer or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2006, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 13.2(d);

(e) by Acquired Corporation, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five-business-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if on the Determination Date, the Determination Date Buyer Common Stock Value is less than $10.50; subject, however, to the next three sentences. If Acquired Corporation elects to exercise its termination right pursuant to this Section 13.2(e), it shall give prompt written notice thereof to Buyer. During the five-business-day period commencing with its receipt of such notice, Buyer shall have the option of paying additional consideration for the Merger in the form of Buyer’s Common Stock, cash or a combination of Buyer’s Common Stock and cash, so that the aggregate consideration paid by Buyer per share of Acquired Corporation Stock for the Merger shall be valued at $10.50. If within such five-business-day period, Buyer delivers written notice to Acquired Corporation that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the previous sentence, then no termination shall have occurred pursuant to this Section 13.2(e) and this Agreement shall remain in full force and effect in accordance with its terms (except that the consideration for the Merger shall have been so modified

For purposes of Section 13.2(e), the following terms shall have the meanings assigned below:

“Determination Date” shall mean the first date on which all Orders, Consents and approvals (and waivers, if applicable) necessary for consummation of the Merger and the transactions contemplated by this Agreement have been received as provided in Section 8.2(a) hereof.

“Determination Date Buyer Common Stock Value” shall mean the average of the daily closing sales prices of a share of Buyer’s Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.

In the event that prior to the Determination Date, Buyer’s Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, stock split, or reverse stock split of Buyer’s Common Stock between the date of this Agreement and the Determination Date, the prices for the Buyer’s Common Stock shall be appropriately adjusted for purposes of applying this Section 13.2(e) with respect to the change in the per share market value of Buyer’s Common Stock as a result thereof.

This Section 13.2(e) shall not apply to the consideration received by holders of Acquired Corporation Options provided in Section 3.1(b) hereof.

(f) by Acquired Corporation pursuant to Section 6.2(c)(ii) of this Agreement.

(g) by Buyer, if the number of shares as to which stockholders of Acquired Corporation have exercised dissenters rights of appraisal under Section 3.6 hereof exceeds 10% of the outstanding shares of Acquired Corporation.

13.3  Damages.  In the event of termination pursuant to Section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that Acquired Corporation and Buyer shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement.

ARTICLE 14

Definitions

(a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation	Kensington Bankshares, Inc., a Florida corporation.

Acquired Corporation Company	Acquired Corporation, the Bank, any Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation Options	Options respecting the issuance of a maximum of 328,750 shares of Acquired Corporation common stock pursuant to Acquired Corporation’s stock option plans.

Acquired Corporation Stock	Shares of common stock, par value $.01 per share, of Acquired Corporation.

Acquired Corporation Proxy Statement	The proxy statement used by Acquired Corporation to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer’s Common Stock to the shareholders of Acquired Corporation.

Acquisition Proposal	Any tender offer or exchange offer or any proposal for a merger, acquisition of all or substantially all of the stock or assets of, or other business combination involving Acquired Corporation or any other Acquired Corporation Company or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Acquired Corporation or any other Acquired Corporation Company.

Agencies	Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NASDAQ, and the SEC.

Agreement	This Agreement and Plan of Merger (including the exhibits hereto, which are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement an any other related instrument or document without being attached hereto) and the Schedules (including the exhibits thereto) to a Disclosure Supplement delivered pursuant hereto and incorporated herein by reference.

Assets	With respect to any Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

Bank	First Kensington Bank, a Florida state bank.

Buyer	The Banc Corporation, a Delaware corporation with its principal offices in Birmingham, Alabama.

Buyer Proxy Statement	The proxy statement used by Buyer to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer’s Common Stock to the shareholders of Acquired Corporation.

Buyer’s Common Stock	Buyer’s Common Stock authorized and defined in the certificate of incorporation of Buyer, as amended.

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code	The Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract	Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default	(i) Any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract Order or Permit.

DGCL	The Delaware General Corporation Law, as amended.

Disclosure Supplement	The disclosure supplement delivered by Acquired Corporation to Buyer or by Buyer to Acquired Corporation, as the case may be, concurrently with the execution and delivery of this Agreement. Each such Disclosure Supplement is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

Effective Date	The date and time at which the Merger becomes effective as defined in Section 2.7 hereof.

Environmental Laws	The laws, regulations and governmental requirements referred to in Section 5.23 hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exchange Ratio	1.60 to 1.0, as provided in Section 3.1(a).

FBCA	The Florida Business Corporation Act, as amended.

FDIC Act	The Federal Deposit Insurance Act, as amended.

GAAP	Generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Knowledge	The actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of Buyer, in the case of Knowledge of Buyer, or of such executive officers with comparable responsibility of Acquired Corporation and the Bank, in the case of knowledge of Acquired Corporation.

Law	Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability	Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien	Any conditional sale agreement, defect of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation	Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement; provided that such term shall not include regular, periodic examinations of depository institutions and their affiliates by any Agency).

Loan Property	Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss	Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material	For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect	On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger	The merger of Acquired Corporation with Buyer as contemplated in this Agreement.

NASDAQ	National Association of Securities Dealers Automated Quotation System.

Order	Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Acquired Corporation or Buyer, and “Parties” shall mean both Acquired Corporation and Buyer.

Permit	Any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person	A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Registration Statement	The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by the Buyer, and which has been agreed to by Acquired Corporation, to register the shares of Buyer’s Common Stock offered to stockholders of the Acquired Corporation pursuant to this Agreement, including the Buyer Proxy Statement and the Acquired Corporation Proxy Statement.

Resulting Corporation	Buyer, as the surviving corporation resulting from the Merger.

SEC	United States Securities and Exchange Commission.

SEC Reports	The forms, reports and documents filed by Buyer as described in Section 4.14.

Stockholders’ Meetings	The special meetings of stockholders of Acquired Corporation and of Buyer called to approve the transactions contemplated by this Agreement.

Subsidiaries	All those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes	Any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act	The Securities Act of 1933, as amended, and the regulations thereunder.

1934 Act	The Securities Exchange Act of 1934, as amended, and the regulations thereunder.

ARTICLE 15

Miscellaneous

15.1  Expenses.  (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (the “Transaction Expenses”), except that Buyer shall bear and pay the filing fees payable in connection with the Registration Statement and the Buyer Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Buyer Proxy Statement. After the Effective Date, Buyer agrees to pay when due the amount of any unpaid Transaction Expenses incurred by Acquired Corporation by or on its behalf prior to the Effective Date to the extent disclosed to Buyer on or before the Effective Date; provided that Acquired Corporation shall use its best efforts to identify and pay all of its Transaction Expenses on or prior to the Effective Date and provided further that in no event shall Buyer pay more than $10,000 in Acquired Corporation’s Transaction Expenses after the Effective Date.

(b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

15.2  Benefit and Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

15.3  Governing Law.  Except to the extent the Laws of the State of Florida apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware without regard to any conflict of Laws.

15.4  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

15.5  Headings.  The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

15.6  Severability.  Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

15.7  Construction.  Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

15.8  Confidentiality; Return of Information.  Between the date of this Agreement and the Effective Date, Buyer and Acquired Company will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Buyer and Acquired Corporation Companies to maintain in confidence any written, oral or other information obtained in confidence from another Person or from an Acquired Company in connection with this Agreement or the Merger, including any such information obtained prior to the date of this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the Merger to be consummated, or (c) the furnishing or use of such information is required by legal proceedings.

In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

15.9  Equitable Remedies.  The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

15.10  Attorneys’ Fees.  If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

15.11  No Waiver.  No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

15.12  Remedies Cumulative.  All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

15.13  Entire Contract.  This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, Acquired Corporation and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

KENSINGTON BANKSHARES, INC

BY:	/s/ Gerald K. Archibald
ITS: Chairman

THE BANC CORPORATION

BY:	/s/ C. Stanley Bailey
ITS: Chief Executive Officer

Exhibit A

Form of Lock-Up and Non-Competition Agreement

THIS LOCK-UP AND NON-COMPETITION AGREEMENT is made and entered into as of this the 6th day of March, 2006, by and between THE BANC CORPORATION (“Buyer”), a Delaware corporation, and the undersigned officer or director (the “Kensington Official”) of Kensington Bankshares, Inc., a Florida corporation (“Acquired Corporation”), or of First Kensington Bank, a Florida bank (the “Bank”).

WITNESSETH

WHEREAS, Buyer and Acquired Corporation have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that Acquired Corporation will merge (the “Merger”) with and into Buyer, and Buyer shall be the surviving entity of the Merger;

NOW, THEREFORE, in consideration of the expenses that Buyer will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Buyer and induce Buyer to proceed to incur such expenses, the Kensington Official makes the following agreements in favor of Buyer:

1.	Undertakings of Kensington Official

1.1  The Kensington Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of Acquired Corporation Stock (as defined in the Plan of Merger), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before December 31, 2006. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the Kensington Official vote as a director in any manner.

1.2  The Kensington Official further agrees that he will not transfer any of the shares of Acquired Corporation Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Acquired Corporation’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Buyer has consented to the transfer and the transferee shall agree in writing with Buyer to be bound by this Agreement as fully as the undersigned.

1.3  This Section 1 shall terminate at such time as the Plan of Merger terminates or on the Effective Date.

2.	Agreement Not to Compete

The Kensington Official agrees that for a period of two years following the Effective Date (as defined in the Plan of Merger), the Kensington Official will not serve as an officer or director, or acquire 5% or more of the outstanding equity securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank that has its principal business location within the Florida counties of Hillsborough, Hernando or Pasco.

3.	Miscellaneous

3.1  The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Kensington Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2  The Kensington Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Acquired Corporation. The Kensington Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3  To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4  This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.6  The Kensington Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7  This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between any Acquired Corporation Company and the Kensington Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

THE BANC CORPORATION

By:
Title:

KENSINGTON OFFICIAL

SCHEDULE TO LOCK-UP AND NON-COMPETITION AGREEMENT

Number of shares of common stock, $      par value, of Kensington Bankshares, Inc. owned by the Kensington Official:           shares.

Exhibit 9.4

[Letterhead of Balch & Bingham LLP]

           , 2006

Kensington Bankshares, Inc.
13246 North Dale Mabry Highway
Tampa, FL 33264

Re: Merger of Kensington Bankshares with and into The Banc Corporation

Gentlemen:

We are counsel to The Banc Corporation (“The Banc Corporation”), a corporation organized and existing under the laws of the State of Delaware, and have represented The Banc Corporation in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of March 6, 2006 (the “Agreement”), by and between Kensington Bankshares, Inc. (“Kensington”) and The Banc Corporation.

This opinion is delivered pursuant to Section 9.4 of the Agreement. Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Agreement.

In rendering this opinion, we have examined the corporate books and records of The Banc Corporation and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of The Banc Corporation as to certain questions of fact.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Banc Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, as described in the Registration Statement, and to own the properties owned by it.

2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of The Banc Corporation or, to our knowledge, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which The Banc Corporation is a party or by which The Banc Corporation is bound.

3. In accordance with the Bylaws of The Banc Corporation and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of The Banc Corporation and by the stockholders of The Banc Corporation.

4. The Agreement has been duly and validly executed and delivered by The Banc Corporation. Assuming valid authorization, execution and delivery by Kensington, the Agreement is a binding obligation of The Banc Corporation, enforceable against The Banc Corporation in accordance with its terms.

5. The authorized capital stock of The Banc Corporation consists of shares of Buyer’s Common Stock, of which 22,221,256 shares were issued and 19,980,261 shares were outstanding as of December 31, 2005. The shares of Buyer’s Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the DGCL. The shares of Buyer’s Common Stock to be issued to the stockholders of Kensington as contemplated by the Agreement are duly authorized, have been registered under the 1933 Act and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.

This opinion is delivered solely for reliance by Kensington.

Sincerely,

Exhibit 10.4

[Letterhead of Coleman, Talley, Newbern, Kurrie, Preston & Holland, LLP]

          , 2006

The Banc Corporation, Inc.
17 North 20th Street
Birmingham, Alabama 35203

Re:  Merger of Kensington Bankshares, Inc. with and into The Banc Corporation

Gentlemen:

We are counsel Kensington Bankshares, Inc. (“Kensington”), a corporation organized and existing under the laws of the State of Florida, and have represented Kensington in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of March 6, 2006 (the “Agreement”), by and between Kensington and The Banc Corporation, Inc. (“The Banc Corporation”).

This opinion is delivered pursuant to Section 10.4 of the Agreement. Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Agreement.

In rendering this opinion, we have examined the corporate books and records of Kensington, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of Kensington as to certain questions of fact.

Based upon and subject to the foregoing, we are of the opinion that:

1. Kensington is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged as described in the Registration Statement, and to own the properties owned by it. The Bank is a Florida state banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged as described in the Registration Statement and to own the properties owned by it.

2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of Kensington or, to our knowledge, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which Kensington is a party or by which Kensington is bound.

3. In accordance with the Bylaws of Kensington and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors and stockholders of Kensington.

4. The Agreement has been duly and validly executed and delivered by Kensington. Assuming valid authorization, execution and delivery by The Banc Corporation, the Agreement is a binding obligation of Kensington, enforceable against Kensington in accordance with its terms.

5. The authorized capital stock of Kensington consists of 10,000,000 shares of Kensington Common Stock, of which 3,710,500 shares were issued and outstanding as of December 31, 2005, The shares of Acquired Corporation Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of stockholders, were duly issued and are fully paid and nonassessable under the FBCA. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Kensington to issue any equity securities or acquire any of its equity securities.

This opinion is delivered solely for reliance by The Banc Corporation.

Yours very truly,

COLEMAN, TALLEY, NEWBERN, KURRIE,
PRESTON & HOLLAND, LLP

By:

Exhibit 10.5

Form of Rule 145 Agreement

       [       ]

The Banc Corporation
17 North 20th Street
Birmingham, Alabama 35203

Ladies and Gentlemen:

The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of Kensington Bankshares, Inc., a Florida corporation (“Kensington”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 6, 2006 (the “Merger Agreement”), executed by Kensington and The Banc Corporation, a Delaware corporation (“The Banc Corporation”), Kensington will be merged with and into The Banc Corporation (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $.0001 per share, of The Banc Corporation (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the “The Banc Corporation Securities”) in exchange for any shares of common stock of Kensington owned by the undersigned.

Any capitalized terms used herein shall have the meanings given to them in the Merger Agreement unless otherwise defined herein.

The undersigned represents, warrants and covenants to The Banc Corporation that:

(a) The undersigned shall not make any sale, transfer or other disposition of the The Banc Corporation Securities in violation of the Act or the Rules and Regulations. In connection therewith, the undersigned will rely on that opinion of Haskell Slaughter Young & Rediker, LLC, counsel to Buyer, to be delivered pursuant to Section 9.4 of the Merger Agreement, to the effect that, assuming the Registration Statement has become effective, Rule 145(d)(1) under the 1933 Act shall be applicable to any person who was an “affiliate” (as defined in the 1933 Act) of Acquired Corporation prior to the Merger and who will not be an “affiliate” of Buyer following the Merger, with the result that the holding periods of Rules 145(d)(2) and 145(d)(3) shall not be applicable to the undersigned.

(b) The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of The Banc Corporation Securities, to the extent the undersigned has considered necessary, with the undersigned’s counsel or counsel for Kensington.

(c) The undersigned has been advised that the issuance of The Banc Corporation Securities to the undersigned pursuant to the Merger has been registered with the Commission under the 1933 Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that the undersigned may not sell, transfer or otherwise dispose of The Banc Corporation Securities issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the 1933 Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, “Rule 145”), or (iii) The Banc Corporation has received an opinion of counsel reasonably acceptable to The Banc Corporation (or other evidence reasonably acceptable to The Banc Corporation) that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) The undersigned understands that The Banc Corporation is under no obligation to register the sale, transfer or other disposition of the The Banc Corporation Securities by the undersigned or on the undersigned’s behalf under the 1933 Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) The undersigned also understands that stop transfer instructions will be given to The Banc Corporation’s transfer agent with respect to the The Banc Corporation Securities and that there will be placed on the certificates for the The Banc Corporation Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF MARCH 6, 2006 BETWEEN THE REGISTERED HOLDER HEREOF AND THE BANC CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE BANC CORPORATION.”

(f) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s The Banc Corporation’s Securities has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, The Banc Corporation reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(g) It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (i) the undersigned is not an affiliate of The Banc Corporation and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the 1933 Act) has elapsed since the date of consummation of the Merger, and The Banc Corporation meets the requirements of paragraph (c) of Rule 144 under the 1933 Act, (ii) the undersigned is not, and has not been for at least three months, an affiliate of The Banc Corporation, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the 1933 Act) has elapsed since the date of consummation of the Merger or (iii) The Banc Corporation shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to The Banc Corporation, that such legend and stop transfer instructions are not required for purposes of the Act.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Kensington as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

[signature]

[typed or printed name]

Accepted this      day of          , by

THE BANC CORPORATION

By: _ _

Name: _ _

Title: _ _